Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Callidus Software, Inc:
We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Callidus Software, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.
The audit report covering the December 31, 2006 consolidated financial statements refers to the registrant’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment.
/s/ KPMG LLP
Mountain View, California
August 1, 2007